UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	June 23, 2005

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        (d)    Duane Kluting, age 55, was appointed to the Company’s Board of Directors on June 23, 2005, to be effective July 1, 2005. Mr. Kluting is filling a vacancy on the Board. Mr. Kluting, who qualifies as an independent member of the Board, will also serve on the Company’s Audit Committee.

         Mr. Kluting is recently retired. From 1992 through 2003, Mr. Kluting served as Vice President, Chief Financial Officer & Corporate Secretary for X-Rite, Incorporated, a publicly traded West Michigan-based developer and manufacturer of color measurement instrumentation and software used in graphic arts, retail and industrial applications. Prior to that, Mr. Kluting was with Herman Miller, Inc. (a publicly traded global provider of office furniture and services) for 15-years, during which time Mr. Kluting served in various positions including Controller and Vice President — Dealer Distribution. Mr. Kluting also was on the audit staff of Seidman & Seidman accounting firm (now known as BDO Seidman LLP) for five years.

         Mr. Kluting will be eligible to participate in all compensation plans, and will receive the same indemnification rights, available to the Company’s other directors. Under the 2004 Directors’ Share Equity Plan, Mr. Kluting will receive an option to purchase 5,000 common shares priced at the closing market price on the day of appointment (i.e., July 1, 2005). The options will have a ten-year term, and vest six months from the date of issuance.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Document
99	A press release relating to the appointment described in Item 5.02 above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2005	MERITAGE HOSPITALITY GROUP INC. By: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer